EXHIBIT 10.1

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT is dated as of September 4, 2018 by and between Veeco Instruments Inc. (the “Company”) and John R. Peeler (“Executive”).

WHEREAS, Executive currently serves in the position of Chairman and Chief Executive Officer of the Company, pursuant to an Employment Agreement initially effective July 1, 2007 and amended June 12, 2008, December 31, 2008, June 11, 2010, April 25, 2012, July 24, 2013, June 12, 2014 and June 12, 2017 (collectively, the “Agreement”);

WHEREAS, Executive desires to retire from employment with the Company effective September 30, 2019 (the “Scheduled Employment Termination Date”), and the Company desires to accept Executive’s retirement from employment on that date; and

WHEREAS, the parties desire that Executive transition from Chairman and Chief Executive Officer to Executive Chairman of the Company effective October 1, 2018 (the “Transition Date”);

NOW, THEREFORE, the parties hereby agree that the Agreement shall be amended as follows, effective as of the Transition Date, provided Executive is employed by the Company as its Chairman and Chief Executive Officer on September 30, 2018:

1.                                           Section 1 of the Agreement is amended by adding the following definitions thereto in their respective alphabetical order:

“Scheduled Employment Termination Date” means September 30, 2019.

“Transition Date” means October 1, 2018.

2.                                           The fourth sentence of Section 2(a) of the Agreement is amended to read as follows:

The Executive shall devote such business time, attention and energy to the business of the Company as the Board or the Chief Executive Officer of the Company shall reasonably require.

3.                                           Section 2(c) of the Agreement is amended in its entirety to read as follows:

(c)                                  Management Bonus Plan.  Executive shall be eligible to participate in Management Bonus Plan established from time to time by the Compensation Committee of the Board (the “Committee”) and subject to achievement of the performance goals specified thereunder. Commencing on the Transition Date, Executive’s target bonus will be 100% of Base Salary. For 2018, bonus shall be based upon actual performance for the year and shall be prorated to reflect target bonus in effect with respect to the period prior to the Transition Date (115%) and the target bonus in effect with respect to the period beginning on the Transition Date and ending on December 31, 2018 (100%).  For 2019, Executive’s bonus shall be based upon actual performance relative to target and shall be prorated to reflect the period of Executive’s employment through the Scheduled Employment Termination Date.

4.                                      Section 2(d) of the Agreement is amended in its entirety to read as follows:

(d)                                 Benefits; Stock Options; Restricted Stock. In addition to the Base Salary and bonus plan referred to above, Executive shall be entitled to participate in such employee benefit plans or programs of the Company, and shall be entitled to such other fringe benefits, as are from time to time made available by the Company generally to employees of the Executive’s position, tenure, salary, and other qualifications. In particular:

(i)                                     Executive shall receive a 2019 equity award grant at the time of the Company’s annual grant program, in the form of a time-based restricted stock award under the Veeco Instruments Inc. 2010 Stock Incentive Plan, as amended and restated (or successor plan), having an aggregate value, determined based upon the fair market value of the common stock of the Company as of the date of grant, of $1,250,000 (rounded down to the nearest whole share), and subject to vesting in equal installments on each of the first four anniversaries of the date of grant.

(ii)                                  Executive shall continue to participate in all group health and insurance programs and all other benefits, fringe benefits and perquisites generally available to senior executives of the Company, as such plans may be amended from time to time.  However, Executive shall not receive a car allowance or housing allowance or accrue vacation for any period on or after the Transition Date.

(iii)                            All of Executive’s outstanding equity awards will continue to vest and be exercisable (in the case of option awards) in accordance with their terms.  For the avoidance of doubt, the Executive’s transition from Chairman and Chief Executive Officer to Executive Chairman shall not interrupt or terminate “Continuous Service” for purposes of the equity awards granted to Executive.

5.                                      Section 2(g) of the Agreement is amended by striking the phrase “Section 2(d)(v) and” therefrom.

6.                                      Section 3(a) of the Agreement is amended by modifying the language preceding subparagraph (i) to insert “prior to the Scheduled Employment Termination Date” immediately after “If Executive’s employment with the Company terminates”.

7.                                      Section 3(a)(ii) is amended to read as follows:

(ii)                                  Executive shall be entitled to receive the bonus he would have received if he had been employed through the Scheduled Employment Termination Date, less any portion of the bonus actually paid for the period prior to the Transition Date.

8.                                      Section 3(a)(vi) is amended by adding the following sentence to the end thereof:

Notwithstanding the foregoing, performance-based restricted stock units shall continue to be subject to the Company’s meeting applicable performance conditions and, if and when earned, shall become fully vested.  In the event of a change in control or similar transaction, such performance-based restricted stock units shall be treated in the same manner as the performance-based restricted stock units held by senior executives of the Company.

9.                                      Section 3(b) is re-designated as Section 3(d) and is further amended by inserting “prior to the Scheduled Employment Termination Date” immediately after “If Executive’s employment with the Company is terminated”.

10.                               A new Section 3(b) is added to the Agreement to read as follows:

(b)                                 If Executive’s employment with the Company terminates prior to the Scheduled Employment Termination Date under circumstances entitling him to severance and benefits under Section 3(a), the following provisions shall also apply:

(i)                                     During the period commencing on the termination date and ending 18 months following the Scheduled Employment Termination Date, the Company shall reimburse Executive for his COBRA premiums (including, if applicable, for continued coverage for Executive’s spouse and eligible dependents) provided that Executive is eligible for and elects to receive COBRA coverage, and, to the extent that the Executive is not eligible for or does not elect to receive COBRA benefits, the Company shall pay to Executive on a monthly basis a cash amount equal to the COBRA premiums payable for such coverage had Executive (and his spouse and dependents) been eligible and elected to receive such coverage.

(ii)                                  Executive shall retain the right to exercise any options to purchase shares of the Company’s stock which are held by Executive until the earlier of (A) three years after the date Executive ceases to be a member of the Board or (B) the expiration of the original full term of each such option.

(iii)                               Executive shall not receive compensation for service as a member of the Board during any period in which severance is otherwise payable under Section 3(a).

11.                               A new Section 3(c) is added to the Agreement to read as follows:

(c)                                  If Executive’s employment with the Company terminates on the Scheduled Employment Termination Date, the following provisions shall apply:

(i)                                     Executive will begin to receive compensation for his services as a member of the Board on the same basis as independent members of the Board.

(ii)                                  During the 18 months following the Scheduled Employment Termination Date, provided that Executive is eligible for and elects to receive COBRA coverage, the Company shall reimburse Executive for his COBRA premiums (including, if applicable, for continued coverage for Executive’s spouse and eligible dependents).  The second, third and fourth sentences of Section 3(a)(iii) shall apply to this obligation to the extent applicable.

(iii)                               Executive shall retain the right to exercise any options to purchase shares of the Company’s stock held by Executive until the earlier of (A) three years after the date Executive ceases to be a member of the Board or (B) the expiration of the original full term of each such option.

(iv)                              If Executive ceases to serve on the Board for any reason other than voluntary resignation, any restricted stock units held by Executive as of the Scheduled Employment Termination Date shall become vested and the restrictions with regard thereto shall lapse upon such cessation. Notwithstanding the foregoing, performance-based restricted stock units shall continue to be subject to the Company’s meeting applicable performance conditions and, if and when earned, shall become fully vested.  In the event of a change in control or similar transaction, such performance-based restricted stock units shall be treated in the same manner as the performance-based restricted stock units held by senior executives of the Company.

12.                               The Agreement is amended by modifying the “Position,” “Initial Base Salary” and “Severance Period” provisions immediately following the Executive’s signature line to state as follows:

Effective as of the Transition Date, the Executive’s Position, Base Salary and Severance Period shall be as follows:

Position:  Executive Chairman

Base Salary:  $500,000 per annum

Severance Period:  Remaining period (if any) between termination date which occurs after the Transition Date and Scheduled Employment Termination Date

13.                               Except as set forth above, the Agreement shall continue in accordance with its terms. Executive agrees that the modifications of the terms of his employment in accordance with this Amendment shall not constitute Good Reason.

VEECO INSTRUMENTS INC.		EXECUTIVE

By:	/s/ Gordon Hunter	/s/ John R. Peeler
Name: Gordon Hunter		John R. Peeler
Chairman of the Compensation Committee

Date: August 29, 2018		Date: August 29, 2018